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                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549


                               ------------------

                                   FORM 8-A/A

               AMENDMENT NO. 2 FOR REGISTRATION OF CERTAIN CLASSES
                OF SECURITIES PURSUANT TO SECTION 12(b) OR 12(g)
                     OF THE SECURITIES EXCHANGE ACT OF 1934



                          SYLVAN LEARNING SYSTEMS, INC.
               --------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)



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
                         MARYLAND                                                   52-1492296
                         --------                                                   ----------
      (State or Other Jurisdiction of Incorporation)                    (IRS Employer Identification No.)

        1000 LANCASTER STREET, BALTIMORE, MARYLAND                                    21202
        ------------------------------------------                                    -----
         (Address of Principal Executive Offices)                                   (Zip Code)
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Securities to be registered pursuant to Section 12(b) of the Act:


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
          TITLE OF EACH CLASS TO BE SO REGISTERED                   NAME OF EACH EXCHANGE ON WHICH REGISTERED
          ---------------------------------------                   -----------------------------------------
                           None                                                        None
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Securities to be registered pursuant to Section 12(g) of the Act:

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
          TITLE OF EACH CLASS TO BE SO REGISTERED                   NAME OF EACH EXCHANGE ON WHICH REGISTERED
          ---------------------------------------                   -----------------------------------------
              Preferred Share Purchase Rights                                  Nasdaq Stock Market
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INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED:


         Effective April 2, 2001, the Board of Directors of Sylvan Learning Systems, Inc. ("Sylvan") amended Sylvan's Amended and Restated Rights Agreement dated December 18, 1999 (the "Plan"). The Plan is designed to protect the long-term interests of Sylvan and its stockholders in the event of an unsolicited takeover attempt by, among other things, encouraging potential acquirors of Sylvan to negotiate with the Board of Directors so as to enhance the Board's ability to achieve the best possible value for all Sylvan stockholders.

         A copy of the Amendment dated as of March 30, 2001 to the Plan has been filed with the Securities and Exchange Commission as an Exhibit to Sylvan's Current Report on Form 8-K filed April 16, 2001. A copy of the Plan, as amended, is available free of charge from Sylvan. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Plan, as amended from time to time, which is hereby incorporated herein by reference.

ITEM 2. EXHIBITS.

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
         1.       4.1      Amendment dated as of March 30, 2001 to Amended and Restated Rights Agreement by
                           and between Sylvan Learning Systems, Inc. and First Union National Bank, Rights
                           Agent, dated as of December 18, 1999.

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                                   SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                             SYLVAN LEARNING SYSTEMS, INC.



                                             By:   /s/ ROBERT W. ZENTZ
                                                 -------------------------------
                                                 Name:  Robert W. Zentz
                                                 Title:  Senior Vice President


Date:    April 24, 2001


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                                  EXHIBIT INDEX

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
EXHIBIT                    DESCRIPTION
-------                    -----------
1**               Amendment dated as of March 30, 2001 Amended and Restated Rights Agreement by and between
                  Sylvan Learning Systems, Inc. and First Union National Bank, Rights Agent, dated as of
                  December 18, 1999.

---------------
**                Incorporated by reference to Sylvan's Current Report on Form 8-K filed with the Securities and Exchange Commission on April 16, 2001.
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